Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made is made this 26th day of August 2019 and is effective for all purposes as of October 1, 2019 (the “Effective Date”) by and between Internap Corporation (“Company”) and Michael T. Sicoli (“Executive”).

WHEREAS, Executive desires to serve as the President and Chief Financial Officer of  the Company in exchange for the protection and other consideration set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1          Employment.  Company agrees to employ Executive and Executive hereby accepts such employment with the Company upon the terms and conditions set forth in this Agreement, for the three-year period (the “Employment Period”) beginning on October 1, 2019 (“Start Date”) and ending on October 1, 2022, but such employment shall automatically renew on the same terms and conditions set forth herein for additional one-year periods (each a “Renewal Year”) unless the Company or Executive gives the other party appropriate notice of its election not to renew the Employment Period prior to the renewal date.  If this Agreement is renewed in accordance with this Section, each Renewal Year shall be included in the definition of “Employment Period” for purposes of this Agreement.  If this Agreement is not renewed in accordance with this Section, or is otherwise terminated hereunder (i) Executive’s employment shall terminate, and (ii) this Agreement shall no longer be in effect; provided, however, that the restrictive covenants and all post-termination obligations of both the Company and Executive contained in this Agreement shall survive termination of this Agreement.  For the avoidance of doubt, the term “Employment Period” shall include the initial three-year term and each Renewal Year, and a Termination of Employment by the Company for non-renewal of the Employment Period shall be considered a termination by the Company without Cause and shall be treated as a Qualifying Termination hereunder.

1.2          Position and Duties.

(a)          Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as President and Chief Financial Officer (the “President and CFO”) of the Company, reporting to the Chief Executive Officer and shall perform such duties as may be assigned to him by the Chief Executive Officer and the Board.  The Company’s Northern Virginia office shall be the Executive’s primary work location and office.

(b)         Executive may serve on no more than one (1) outside board of directors and any such appointment or election to a board shall require the Board’s consent.  Notwithstanding anything to the contrary in this Agreement, Executive shall be permitted to: (i) manage his personal and family investments; and (ii) provide services to charitable and/or civic organizations (including holding board, trustee or similar positions); in each case, so long as such activity does not interfere with the Executive’s performance of services to the Company or violate Executive’s obligations under ARTICLE V.

1.3          Base Salary, Bonus and Benefits.

(a)          During the Employment Period, the Company shall pay Executive an annual base salary (“Base Salary”) of Three Hundred Fifty Thousand Dollars ($350,000.00) in accordance with the Company’s normal payroll practices, subject to deductions for required federal and state income withholding taxes and social security taxes.  Executive’s Base Salary may be increased (but not decreased) as recommended by the Compensation Committee of the Board (the “Compensation Committee”) and approved by the Board based upon Executive’s performance and the Company’s performance, as determined in the sole and absolute discretion of theCompensation Committee and the Board.

(b)        Executive shall be entitled to the opportunity to earn annual calendar year performance bonuses under the Company’s short-term incentive plan (“STIP”), with a target cash bonus of 75% of Base Salary earned during a calendar year (“Target Bonus Amount”) in accordance with performance objectives as determined by the Compensation Committee.  Upon the recommendation of the Compensation Committee, the Executive will be able to achieve a maximum potential cash bonus of 150% of Base Salary for achievement of performance goals.  Notwithstanding the foregoing, Executive shall receive a cash bonus for 2019 of Sixty-Five Thousand Six Hundred Fifty Dollars ($65,650.00).  All bonus payments shall be paid in a lump sum cash payment, subject to deductions for required federal and state income withholding taxes and social security taxes.  The bonus shall be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured, but no later than March 15 of such following year.

(c)          Executive shall be entitled, during the Employment Period, to participate in all retirement, disability, savings, health, medical, dental, insurance, paid time off, and other fringe benefits or plans of the Company, if any, generally available to senior executives.  During the Employment Period, the Executive shall be entitled to a minimum of four (4) weeks (twenty (20) business days) of paid time off each calendar year, prorated for 2019.  The accrual, use, and carry over of such paid time off shall be governed by the Company’s leave policies.

(d)          The Company will pay or reimburse the Executive for up to Fifteen Thousand Dollars ($15,000) in out of pocket legal expenses for the negotiation of this Agreement.  The payment or reimbursement pursuant to this Section 1.3(d) shall be subject to the submission to the Company by the Executive of appropriate documentation and/or invoices in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time.  It is agreed that the payment or reimbursement pursuant to this Section 1.3(d) shall be considered a working condition fringe benefit for federal tax purposes.

(e)          The Company shall reimburse Executive for all travel and other reasonable business expenses and any other out of pocket business expenses incurred in connection with the performance of his duties hereunder subject to (i) such expense reimbursement policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

1.4          Equity Awards, Incentive Compensation Plans, Special Bonuses.

(a)          Contingent on the Executive reporting for employment on the Start Date, the Board has approved a grant (the “Award”) to the Executive, as of the Start Date, of an award of restricted stock with respect to 150,000 shares of common stock of the Company, par value $0.01 per share (“Stock”), which award shall be made and the restrictions shall lapse and the Award shall vest in accordance with the terms of the Executive’s Notice of Grant of Restricted Stock, a copy of which is attached hereto as Exhibit A.  The terms and conditions of the Award are set forth in, and subject to, that certain Restricted Stock Inducement Award Agreement between Executive and the Company, a copy of which is attached hereto as Exhibit B.  Executive shall not be entitled to any additional equity grants during the Employment Period, unless otherwise determined by the Board, in its sole and absolute discretion, or as required by Section 1.4(b).

(b)          In the event that the number of shares of Stock increases or is reduced on account of a stock split, stock dividend, reverse split or similar corporate event, then the number of shares of Stock to which the Executive is entitled pursuant to any award under this Agreement shall be appropriately adjusted to prevent dilution or enlargement of the rights of the Executive pursuant to this Agreement.

(c)          The Company shall register any shares of Stock underlying equity-based compensation awarded to the Executive on an SEC Form S-8.

ARTICLE II
TERMINATION

2.1          Termination.  This Agreement and Executive’s employment may be terminated by any of the following events:

(a)          Qualifying Termination other than during a Protection Period;

(b)          Qualifying Termination during a Protection Period; or

(c)          Termination other than a Qualifying Termination.

2.2          Resignation.  Upon Termination of Employment for any reason, Executive shall deliver to the Company a written resignation from all offices, memberships on the Board, and fiduciary positions in which Executive serves.

ARTICLE III
TERMINATION BENEFITS

3.1          General Termination Benefits.  If Executive incurs a Qualifying Termination other than during a Protection Period, Executive will receive the following termination benefits:

(a)          Severance Pay.  Subject to Section 3.4 and ARTICLE IV, the Executive will receive Severance Pay in equal monthly installments payable over a twelve (12) month period, in accordance with the Company’s normal payroll schedule, beginning with the first such date following the date that the general release required pursuant to ARTICLE IV has been delivered to the Company and is fully executed and becomes irrevocable in accordance with its terms;  provided, however, that if Severance Pay is deferred compensation subject to Section 409A of the Code and the period that Severance Pay may commence spans more than one calendar year (as a result of the period during which Executive may consider executing such general release, or has the right to revoke the general release, spanning more than one calendar year), Severance Pay shall not commence or be paid until the second calendar year.

(b)         COBRA Premiums.  Subject to ARTICLE IV, if the Executive timely elects continued coverage pursuant to COBRA under one or more of the Company’s group health plans, the Company will pay, until the end of the COBRA Payment Period, the monthly COBRA premium for such coverage.

(c)          Accrued Obligations.  The Executive will be entitled to payment of (i) any earned and unpaid Base Salary as of Termination of Employment and, if required by applicable law or the Company’s applicable policy as of Termination of Employment, any accrued but unused paid time off through Termination of Employment, (ii) any earned but unpaid other amounts due as of the Termination of Employment, including, but not limited to, any unpaid, earned performance bonus pursuant to Section 1.3(b) for any prior calendar year, and (iii) any unreimbursed business expenses incurred by the Executive on or before Termination  of Employment (the “Accrued Obligations”).  Accrued Obligations described in clause (i) above will be paid as part of Executive’s final ordinary payroll payment from Company for active employment or contemporaneously with such payment, but in no event later than thirty (30) days after such Termination of Employment.  Accrued Obligations described in clause (ii) above will be paid in accordance with the terms of the plan under which they arose (including with respect to time of payment or distribution), and shall be paid at the same time as similar payments are made to other Company executives.  Accrued Obligations described in clause (iii) above will be paid in accordance with the Company’s expense reimbursement policy.

(d)         Equity Compensation Adjustments.  Any equity-based compensation awards granted to the Executive by Company under an Equity Agreement will be governed by the terms of such awards and such Equity Agreement.  Following Executive’s Termination of Employment, Company will not grant the Executive any equity-based compensation awards.

(e)          401(k) Savings Plan.  The terms of the 401(k) Savings Plan will govern the Executive’s account balance, if any, under such 401(k) Savings Plan.

Company’s obligations pursuant to this Section 3.1 shall survive Executive’s death.

3.2          Termination Benefits in Connection with a Change of Control.  If Executive incurs a Qualifying Termination during a Protection Period, Executive will receive the following termination benefits:

(a)          Severance Pay.

(i)          Subject to Section 3.4 and ARTICLE IV, Executive will receive Severance Pay in a single lump-sum cash payment on the first Company payroll date that follows the latest of (1) Executive’s Qualifying Termination, (2) the date of the Change of Control, or (3) the date that the general release required pursuant to ARTICLE IV is executed and delivered to Company and becomes irrevocable in accordance with its terms by such date; provided, however, that if Severance Pay is deferred compensation subject to Section 409A of the Code and the period that Severance Pay could be paid spans more than one calendar year (as a result of the period during which Executive may consider executing such general release, or has the right to revoke the general release, spanning more than one calendar year), Severance Pay shall be not be paid until the second calendar year..

(ii)          In the event of any conflict between the provisions of Section 3.1(a) and the provisions of this Section 3.2(a), which arises because of a Qualifying Termination during a Protection Period, the provisions of this Section 3.2(a), and not Section 3.1(a) shall control, except that the amount payable pursuant to this Section 3.2(a) will be reduced by the aggregate dollar amount previously paid under Section 3.1(a).

(b)         COBRA Premiums.  Subject to ARTICLE IV, if the Executive timely elects continued coverage pursuant to COBRA under one or more of the Company’s group health plans, the Company will pay, until the end of the COBRA Payment Period, the monthly COBRA premium for such coverage, which is equal to monthly cost of the Executive’s group health plan coverage that the Company was paying as of Termination of Employment.

(c)          Accrued Obligations.  The Executive will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 3.1(c) above.

(d)          Equity Compensation Adjustments.  Any equity-based compensation awards shall be treated in accordance with Section 3.1(c).

(e)          401(k) Savings Plan.  The terms of the 401(k) Savings Plan will govern the Executive’s account balance, if any, under such 401(k) Savings Plan

(f)           Conditional Cap on Severance Pay.

If the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and if the payments to the Executive pursuant to this Agreement (when considered with all other payments made to Executive which are “parachute payments” as defined in Section 280G of the Code) (the amount of all such payments, collectively, the “Parachute Payment”) result in the Executive becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Code (“280G Excise Tax”), the Executive will receive either (i) the Parachute Payment or (ii) the Parachute Payment as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local taxes and the 280G Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Parachute Payment.

Not more than fourteen (14) days following the earlier of the Termination of Employment or the date on which the Executive’s right to parachute payments becomes reasonably likely to occur, Company will notify the Executive in writing (A) whether the severance benefits payable pursuant to this Section 3.2 when added to any other parachute payments to which the Executive is entitled exceed an amount equal to 299% (the “299% Amount”) of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code, (B) the amount that is equal to the 299% Amount, (C) whether the Parachute Payment or the Conditional Capped Amount pursuant to section 3.2(f)(ii) is greater on an after-tax basis and (C) if the Conditional Capped Amount is the greater amount, the amount that the Parachute Payment must be reduced to equal such amount.  Such reduction order may be elected by the Executive at the time to the extent legally permitted and not a violation of Code Section 280G or 409A and, if it is or is not elected within fifteen (15)  days of the notification, it shall be done in the following order: (a) all cash severance in the reverse order to be received, (b) all equity valued without regard to Treas. Reg. §1.280G-1, Q&A-24(c) in reverse order of vesting, and (c) all equity valued pursuant to Treas. Reg. §1.280G-1, Q&A-24(c) in reverse order of vesting.

The calculation of the 299% Amount, the determination of whether the termination benefits described in Section 3.2(f)(i) or the Conditional Capped Amount described in Section 3.2(f)(ii) is greater on an after-tax basis and, if the Conditional Capped Amount in Section 3.2(f)(ii) is the greater amount, the determination of how much the Executive’s termination benefits must be reduced in order to avoid application of the 280G Excise Tax will be made by Company’s public accounting firm in accordance with section 280G of the Code or any successor provision thereto.  The costs of obtaining such determination will be borne by Company.

Company’s obligations pursuant to this Section 3.2 shall survive Executive’s death.

3.3          Termination Benefits in Connection with a Termination Other Than a Qualifying Termination.  If Executive has a Termination of Employment that is not described in Section 3.1 or 3.2, including due to death or Disability, Executive will receive the following termination benefits:

(a)          Severance Pay.  The Executive will not receive any Severance Pay.

(b)          Accrued Obligations.  The Executive or the Executive’s estate, as applicable, will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 3.1(c).

(c)          Equity Compensation Adjustments.  Any equity-based compensation awards shall be treated in accordance with Section 3.1(c).

(d)          401(k) Savings Plan.  The terms of the 401(k) Savings Plan will govern the Executive’s account balance, if any, under such 401(k) Savings Plan.

3.4          Code Section 409A.

(a)          It is the intention of Company and the Executive that the provisions of this Agreement either (i) provide compensation that is not deferred compensation, or (ii) provide compensation that is deferred compensation exempt from Section 409A of the Code, or (iii) provide deferred compensation that complies with Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with this intent.

(b)         To the extent Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and as determined in good faith by Company, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service will be made during such six-month period.  If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under 409A without resulting in a prohibited distribution, the Company shall pay the Executive (or the Executive’s estate) a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(c)          In the event that Company determines that any provision of this Agreement that is subject to 409A does not comply with 409A, Company and Executive shall negotiate in good faith to amend or modify such provision to comply with 409Awith the objective that such amendment or modification will, to the greatest extent commercially practicable, maintain the economic value to Executive of such provision.

(d)          For purposes of 409A, each installment of Severance Pay under Section 3.1(a) will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)          Notwithstanding anything to the contrary contained in this Agreement, a Qualifying Termination shall occur only to the extent that the Executive incurs a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.l409A-1(h).

(f)          Notwithstanding anything to the contrary contained in this Agreement, to the extent required to avoid accelerated taxation and/or tax penalties under 409A, expenses reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

ARTICLE IV
 CONDITIONS TO PAYMENT OF TERMINATION BENEFITS

As a condition of receiving Severance Pay and COBRA premium payments, Executive will be required to (a) within twenty-one (21) days or forty-five (45) days (depending on the circumstances of the Termination of Employment) following Termination of Employment execute and deliver to Company a general release of claims against Company, at the Company’s election, in such form as the Company then is regularly using with respect to terminated employees, and (b) comply, subject to Section 5.1 below, with the covenants set forth in ARTICLE V below.  In the event that Executive does not execute and deliver a general release as set forth above, or such release is revoked (but only to the extent revocation is permitted under the terms of such general release), then the Executive will forfeit all entitlement to any Severance Pay and COBRA premium payments.

ARTICLE V
 RESTRICTIVE COVENANTS

5.1          Restrictive Covenants.

(a)          Executive acknowledges and agrees that: (i) Executive (1) will serve Company as a Key Executive; and/or (2) will serve Company as a Professional; and/or (3) will customarily and regularly solicit Customers and/or Prospective Customers for Company; and/or (4) will customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be provided or performed by others in Company; and/or (5) (A) will have a primary duty of managing a department or subdivision of Company, (B) will customarily and regularly direct the work of two (2) or more other employees, and (C) will have the authority to hire or fire other employees; and/or (ii) Executive’s position is a position of trust and responsibility with access to (1) Confidential Information, (2) Trade Secrets, (3) information concerning Internap Employees, (4) information concerning Customers of Company, and/or (5) information concerning Prospective Customers of Company.

(b)          Executive represents and warrants that: (i) Executive is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing Executive’s duties for the Company or complying with this Agreement, and (ii) Executive is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

(c)          Executive further agrees that during Executive’s employment with the Company and in connection with the performance of Executive’s duties for the Company, Executive shall not breach any legal or contractual duty or agreement Executive entered into with any former employer or third party.

(d)          Executive shall abide by the following both during and after Executive’s employment with Company for the periods specified below, whether or not Executive receives any benefits under this Agreement pursuant to ARTICLE III:

(i)          Trade Secrets and Confidential Information.  Unless compelled to do so by judicial or regulatory process, an order of a court or other governmental or quasi-governmental body having jurisdiction over such matter, Executive shall not knowingly: (A) both during and after Executive’s employment with Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information (regardless of when obtained) for any purpose other than Company’s Business, except as authorized in writing by Company; (B) during Executive’s employment with Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way (1) any confidential information or trade secrets of any former employer or third party, or (2) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Termination of Employment for any reason: (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Executive’s possession or control, or (2) destroy, delete or alter the Trade Secrets or Confidential Information without Company’s prior written consent.  The obligations under this Agreement shall: (I) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (II) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.

The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

Notwithstanding anything to the contrary set forth in this Agreement, (i) pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) Executive shall not be prohibited from (1) exercising Executive’s rights under federal, state, or local law (including, but not limited to, Section 7 of the National Labor Relations Act or in acting as or cooperating with a whistleblower), (2) cooperating in a government or administrative investigation, or (3) revealing alleged criminal wrongdoing to law enforcement.

(ii)          Non-Solicitation of Customers.  During the Restricted Period, Executive shall not, directly or indirectly, solicit any Customer of Company for the purpose of selling or providing any products or services competitive with the Business.  The restrictions set forth in this subsection shall apply only to those Customers (a) with whom or which Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, or (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company.

(iii)        Non-Solicitation of Prospective Customers.  During the Restricted Period, Executive shall not, directly or indirectly, solicit any Prospective Customer of Company for the purpose of selling or providing any products or services competitive with the Business.  The restrictions set forth in this subsection apply only to Prospective Customers (a) with whom or which Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, or (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company.

(iv)        Non-Recruit of Employees.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit or induce any Internap Employee to (i) terminate his or her employment relationship with Company, or (ii) work for any other person or entity engaged in the Business.  For the avoidance of doubt, the foregoing restriction shall also include prohibiting Executive from knowingly disclosing to any third party the names, background information, or qualifications of any Internap Employee, or otherwise identifying any Internap Employee as a potential candidate for employment.  The restrictions set forth in this subsection shall apply only to Internap Employees (a) with whom Executive had Material Interaction, or (b) that Executive supervised.

(v)         Non-Competition.  During the Restricted Period, Executive shall not, on Executive’s own behalf or on behalf of any person or entity, engage in the Business in the Territory.  For purposes of this subsection, the term “engage in the Business” shall include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which Executive performed or in which Executive participated, in whole or in part, for or on behalf of the Company; (b) performing activities or services about which Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company; and/or (c) interfering with or negatively impacting the business relationship between the Company and a Customer, Prospective Customer, or any other third party about whom Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company.

(vi)         Definitions.  For purposes of this Section 5.1 only, capitalized terms shall be defined as follows:

(A)          “Business” means (1) those activities, products and services that are the same as or similar to the activities conducted and products and services offered and/or provided by Company within two (2) years prior to termination of Executive’s employment with Company, and (2) the business of providing information technology (“IT”) infrastructure services that enable businesses to securely store, host, access and deliver their online applications and media content through the Internet.  Such services include, but are not limited to: (I) Internet connectivity, (II) colocation services, (III) hosting services, (IV) CDN services and (V) “Cloud” computing services.

(B)          “Confidential Information” means (1) information of Company, to the extent not considered a Trade Secret under applicable law, that (I) relates to the business of Company, (II) was disclosed to Executive or of which Executive became aware of as a consequence of Executive’s relationship with Company, (III) possesses an element of value to, and (IV) is not generally known to Company’s competitors, and (2) information of any third party provided to Company which Company is obligated to treat as confidential, including, but not limited to, information provided to Company by its licensors, suppliers or customers.  Confidential Information includes, but is not limited to, (a) methods of operations, (b) price lists, (c) financial information and projections, (d) personnel data, (e) future business plans, (f) the composition, description, schematic or design of products, future products or equipment of Company or any third party, (g) advertising or marketing plans, and (h) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by Company, and Customer and Prospective Customer information compiled by Company.  Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, (z) was already known by the Executive prior to the commencement of his employment by the Company without restriction as to use or disclosure, or (aa) otherwise enters the public domain other than through unlawful means by Executive.

(C)          “Customer” means any person or entity to whom Company has sold its products or services.

(D)         “Key Executive” means that, by reason of Company’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Executive’s employment with Company, Executive will gain a high level of notoriety, fame, reputation or public persona as Company’s representative or spokesperson; will gain a high level of influence or credibility with Customers, vendors or other business relationships; or will be intimately involved in the planning for or direction of the business of Company or a defined unit of Company’s business.  Such term also means that Executive possesses selective or specialized skills, learning or abilities or Customer contacts or Customer information by reason of having worked for Company.

(E)          “Internap Employee” means any person who (I) is employed by Company at the time of Executive’s Termination of Employment, or (II) was employed by Company during the last six (6) months of Executive’s employment with Company.

(F)          “Material Interaction” means any interaction with an Internap Employee which relates or related, directly or indirectly, to the performance of Executive’s or the Internap Employee’s duties for Company.

(G)         “Professional” means an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor.  Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

(H)          “Prospective Customer” means any person or entity to whom Company has solicited to sell its products or services.

(I)          “Restricted Period” means the time period during Executive’s employment with Company, and (1) for twelve (12) months following Executive’s termination of employment with the Company if such termination is a Qualifying Termination, or (2) if Executive’s employment is terminated for any reason other than a Qualifying Termination, for nine (9) months following Executive’s termination of employment with the Company.

(J)           “Territory” means the continental United States and those other countries in which the Company sells products or services during the Restricted Period.

(K)          “Trade Secrets” means information of Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors or suppliers, or a list of potential customers, clients, licensors or suppliers which is not commonly known by or available to the public and which information (I) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (II) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

5.2         Enforcement.  Upon Executive’s employment with an entity that is not an Affiliate of Company (a “Successor Employer”) during the period that the provisions of this ARTICLE V remain in effect, Executive will provide such Successor Employer with a copy of this Agreement and will notify Company of such employment within thirty (30) days thereof.  Upon the material, uncured, violation of any of the provisions of this ARTICLE V the payment of all severance benefits will cease, as applicable.  Such relief will apply regardless of when such violation is discovered.  Without by implication limiting the generality of the foregoing, Company may suspend any payments due under this Agreement pending the outcome of litigation regarding a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement.

5.3         Independent Covenants.  Each of the covenants set forth in this ARTICLE V shall be construed as an agreement independent of (a) each of the other covenants set forth in this ARTICLE V, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by Executive against Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or Company may have against the other, shall not constitute a defense to the enforcement by Company of any of the covenants set forth in this ARTICLE V.  Company shall not be barred from enforcing any of the covenants set forth in this ARTICLE V by reason of any breach of any other part of this Agreement or any other agreement with Executive.

5.4         Right of Offset.  If Executive is at any time indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Executive under this Agreement against any such indebtedness or amounts due from Executive to Company, to the extent permitted by law, except that no offset may be applied to any deferred compensation that is not exempt from Section 409A of the Code.

5.5          Non-Disparagement.

(a)          During Executive’s employment and following the termination of Executive’s employment with the Company for any reason, Executive shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company, or any of its current or former officers, directors, shareholders, or employees.  Neither the Company nor any director or executive officer of the Company shall at any time knowingly make any disparaging or defamatory statements, whether written or oral, regarding the Executive.

(b)         Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), or any other federal, state or local governmental agency or commission (together, the “Government Agencies”).  This Agreement does not limit either party’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the other party; provided, however, that Executive may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law.

(c)          Nothing in Section 5.5(a) shall be construed to prohibit Executive, the Company or any other individual from taking good faith actions to enforce this Agreement or providing truthful testimony or information as may be required by law, rule, regulation, or legal process or as requested by any legal or regulatory authority, or from complying with any whistleblower law.

ARTICLE VI
 DISPUTE RESOLUTION

6.1         Venue and Jurisdiction.  Executive and Company agree that any and all claims arising out of or relating to this Agreement shall be (a) brought in a state court in the Commonwealth of Virginia, or (b) brought in or removed to the United States District Court for the Eastern District of Virginia.  Executive and the Company consent to the personal jurisdiction of the courts identified above.  Executive and the Company waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

6.2          Entitlement to Injunctive Relief.  If Executive breaches any of the restrictions set forth in ARTICLE V, Executive agrees that: (a) Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Company; and (c) if Company seeks injunctive relief to enforce this Agreement, Executive shall waive and shall not (i) assert any defense that Company has an adequate remedy at law with respect to the breach, (ii) require that Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require Company to post a bond or any other security.  Nothing contained in this Agreement shall limit Company’s right to any other remedies at law or in equity.

6.3          Fees and Expenses.

(a)          Except as provided in Section 6.3(b) below, if Company or Executive sues in court against the other for a breach of any provision of this Agreement or regarding any dispute arising from the subject matter of this Agreement, the prevailing party will be entitled to recover its attorneys’ fees, and court costs, regardless of which party initiated the proceedings.  If there is no prevailing party, Company and Executive will each bear their own costs and attorneys’ fees incurred.

(b)          If, subsequent to a Change of Control, (i) Company or Executive sues in court, or (ii) Company contests the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement, Company will pay all legal fees, expenses and damages which the Executive may incur as a result of the Executive’s instituting legal action to enforce the rights hereunder.  If the Executive is the prevailing party or recovers any damages in such action, the Executive will be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

ARTICLE VII
 MISCELLANEOUS PROVISIONS

7.1         Executive Acknowledgement.  Executive is entering into this Agreement of Executive’s own free will.  Executive acknowledges that Executive has had adequate opportunity to review this Agreement and consult with counsel of Executive’s own choosing.  Executive represents that Executive has read and understands this Agreement, Executive is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by Company other than those set forth in writing in the Agreement.

7.2          Cooperation.  Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with Company (including its employees, officers, directors, attorneys and representatives) and furnish complete and truthful information, testimony or affidavits in connection with any matters, including, but not limited to, any litigation, investigation or other dispute, about which Executive has knowledge or information.  If Executive has any contact with any party adverse to Company in any investigation, lawsuit or dispute, Executive agrees, if legally permitted to do so, to promptly notify the Company’s General Counsel first by telephone and as soon as possible thereafter in writing, provided that the foregoing shall not apply to any contact with a potential “whistleblower” or if Executive is a “whistleblower.”

7.3          Successors and Assigns.  The rights and obligations of Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Company.  Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of Company, by a written agreement in form and substance reasonably satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  This Agreement is personal to Executive and without the prior written consent of Company is not assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

7.4          Amendment.  This Agreement will not be modified, changed or in any way amended except by an instrument in writing signed by Company and the Executive.

7.5         Severability.  The provisions of this Agreement are severable.  If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law.  If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable.  The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

7.6         Integration.  The provisions of this Agreement, the Indemnity Agreement attached hereto as Exhibit C, the Employment Covenants Agreement attached as Exhibit D, the Restricted Stock Inducement Award Agreement, and the Notice of Grant of Restricted Stock, and any other exhibits hereto constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, including without limitation Company’s severance policy, any change of control agreement and employment agreement (including any offer letter) between Executive and Company, which are hereby terminated with respect to Executive.

7.7          Choice of Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF VIRGINIA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

7.8          Survival.  The provisions of ARTICLE III, ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII and ARTICLE VIII will survive the termination of this Agreement.  The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants of the Executive contained in this Agreement, including but not limited to those contained in ARTICLE IV.

7.9          No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

7.10        Notice.  For all purposes of this Agreement, all communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service, addressed to Company at its principal executive office, to Company’s General Counsel, and to Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.

7.11        Counterparts.  This Agreement shall be executed by Company and Executive in one or more counterparts which, taken together, shall constitute one original.

7.12       Construction.  This Agreement is deemed to be drafted equally by both Executive and Company and will be construed as a whole and according to its fair meaning.  Any presumption or principle that the language of this Agreement is to be construed against any party will not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary.

7.13        No Mitigation.  In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not the Executive obtains other employment.

7.14        Withholding.  Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

ARTICLE VIII
 DEFINITIONS

8.1          “Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as Company.

8.2          “Board” means the board of directors of the Company.

8.3          “Cause” means: the occurrence of any of the following: (i) the willful and continued failure by the Executive to substantially perform his material duties to the Company (other than due to Executive’s Disability or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination (as defined below) for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties (ii) Executive’s willful and continued failure to substantially follow and comply with such specific and lawful directives of the Board that are not inconsistent with Executive’s position as President and CFO of the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties), (iii) the Executive has been convicted of or pleaded nolo contendere to a felony involving moral turpitude, or (iv) the Executive has engaged in fraud against the Company or misappropriated Company property or the property of the Company’s Affiliates (other than incidental property) resulting in a material economic or financial injury to the Company or any Affiliate.

8.4          “Change of Control” means any of the following occurrences which is also a change in the ownership or effective ownership of the Company or of a substantial portion of its assets within the meaning of Treas. Reg. §1.409A-3(i)(5):

(a)          An acquisition, or a series of acquisitions within a 12 month period, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of  30% or more of either (i) the then outstanding shares of the Company’s Stock (the “Outstanding Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (d) of this Section;

(b)          Any Entity becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of either (i) the Outstanding Stock or (ii) the Outstanding Voting Securities; excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (d) of this Section;

(c)          A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(d)          The consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”); excluding however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a Parent (“Parent” means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) of the Company)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent for purposes of determining whether clause (i) above is satisfied in connection with the applicable Corporate Transaction, such Parent) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent for purposes of determining whether clause (i) above is satisfied in connection with the applicable Corporate Transaction, of the Parent); or

(e)          The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

8.5          “COBRA Payment Period” means twelve (12) months.

8.6          “Code” means the Internal Revenue Code of 1986, as amended.

8.7          “Disability” means, in Company’s sole discretion, Executive becomes mentally or physically impaired or disabled such that Executive is unable to perform Executive’s duties and responsibilities hereunder for a period of at least one hundred twenty (120) days in the aggregate during any one hundred fifty (150) consecutive day period.

8.8          “Equity Agreement” means any equity plan, agreement or arrangement maintained or sponsored by Company in which Executive is a participant.

8.9          “Good Reason” shall mean the Termination of Employment by Executive for any of the following reasons:

(i)           a material reduction in the Executive’s Base Salary or Target Bonus Amount as in effect on the date hereof, or as the same may be increased from time to time, during the Employment Period;

(ii)          a material change in the geographic location at which Executive must perform services for the Company,

(iii)         a material reduction in Executive’s, responsibilities or duties during the Employment Period;

(iv)         an adverse change to Executive’s title as President and CFO;

(v)          any change in reporting such that Executive does not report directly to the Chief Executive Officer; or

(vi)         a material breach of this Agreement by the Company;

provided, in each case, that the Executive has not consented to or waived in writing compliance with, as applicable, any of the foregoing.  Notwithstanding the foregoing, the Executive’s resignation shall not be considered a Qualifying Termination unless the Executive provides the Company with at least thirty (30) days’ prior written notice of his intent to resign for one of the reasons enumerated above within ninety (90) days of the existence of such reason, and the Company does not remedy the alleged violation(s) within such thirty (30) day period.

8.10        “401(k) Savings Plan” means the Internap 401(k) Savings Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by Company or any Affiliate in which Executive is a participant.

8.11        “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.10.

8.12       “Protection Period” means the period beginning on the date that is one hundred twenty (120) days prior to the occurrence of a Change of Control, provided that the Change of Control involves a strategic or financial buyer who had been in communication and/or negotiations with the Company prior to the termination of Executive’s employment, and ending twenty-four (24) months following the occurrence of a Change of Control.

8.13        “Qualifying Termination” means

(a)           In the case of any Termination of Employment other than during a Protection Period, “Qualifying Termination” shall mean:

(i)           the Termination of Employment by Company for any reason other than Cause, Disability or death;

(ii)          the Termination of Employment by Executive for Good Reason; or

(iii)         the election by the Company not to renew the Employment Period.

(b)          In the case of any Termination of Employment during a Protection Period, “Qualifying Termination” shall mean:

(i)           the Termination of Employment by Company for any reason other than Cause, Disability or death;

(ii)          the Termination of Employment by Executive for Good Reason; or

(iii)         the election by the Company not to renew the Employment Period.

(c)         Notwithstanding anything to the contrary contained herein, any amounts or benefits payable upon a Qualifying Termination that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and applicable regulations will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such Qualifying Termination meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(d)          In the event that Executive is employed by a subsidiary of Company and not Company, for purposes of the term “Qualifying Termination,” “Company” will include such subsidiary.

8.14       “Severance Pay” (a) in the event that Section 3.1 is applicable, means cash severance payments in an amount equal to the Executive’s Base Salary as of Termination of Employment, plus Executive’s annual Target Bonus Amount under the Company’s STIP, or other applicable short term bonus plan in effect as of Executive’s Termination of Employment, or (b) in the event that Section 3.2 is applicable, means cash severance payments in an amount equal to one and one half (1.5) times the sum in the preceding clause (a).

8.15        “Termination of Employment” means the date on which Executive ceases to perform duties for Company and its Affiliates.  If Executive ceases to perform duties for Company or an Affiliate, but continues to perform services for another Affiliate (including Company), then Executive will not be considered to have had a “Termination of Employment” even if the two entities are no longer related through stock ownership.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated above.

INTERNAP CORPORATION		EXECUTIVE

By:	/s/ Peter D. Aquino	/s/ Michael T. Sicoli
Name:	Peter D. Aquino	Michael T. Sicoli
Title:	Chief Executive Officer